UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report July 31, 2007
Date of earliest event reported July 25, 2007

TELESTONE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32503	84-1111224
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

Floor 6, Saiou Plaza, No. 5 Haiying Road, Fengtai Technology
Park, Beijing, China 100070
(Address of principal executive offices)

Registrant's telephone number, including area code (86)-10-836-70505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On July 25, 2007, Mr. Zhang Yongjun resigned from his position as the Chief Operating Officer of Telestone Technologies Corporation (the “Company”).

(c) The Board of Directors of the Company appointed Mr. Yu Yongjing as Chief Operating Officer of the Company by resolution, effective July 25, 2007.

Mr. Yu earned a Bachelor’s degree in Telecommunication Engineering from Nanjing University of Post and Telecommunication. From 1994 to 2003, Mr. Yu managed the Engineering department of Japan Daimei Telecommunication Corporation. From 2004 to 2007, Mr. Yu was the General Manager of Shandong Guolian Telecommunication Technology Limited Company (“Shandong Guolian”).

As disclosed in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2007, the Company, through its variable interest entity, entered into a Share Transfer Agreement (the “Agreement”) on July 5, 2007 to acquire 100 percent of the equity of Shandong Guolian. Mr. Yu is one of four shareholders (collectively, the “Transferors”) who, in sum, own 100 percent of the equity ownership interest in Shandong Guolian. Under the Agreement, the Transferors will transfer 100 percent of the equity ownership interest of Shandong Guolian to the Company in exchange for 800,000 shares of restricted common stock and 100,000 shares of conditioned restricted common stock of the Company, plus $500,000 cash as consideration. Upon the satisfaction of the closing conditions of the Agreement, Mr. Yu will receive 80,000 shares of common stock of the Company and $50,000 in cash.

Mr. Yu has entered into a three year standard employment contract as the Chief Operating Officer of the Company, which provides for base salary compensation of $30,000 per year and an annual bonus of up to $10,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2007

TELESTONE TECHNOLOGIES CORPORATION

By:	/s/ Han Daqing
Name: Han Daqing
Title: Chief Executive Officer